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                                                                   Exhibit 12.01

                   UNITED CITIES GAS COMPANY AND SUBSIDIARIES

         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                          FOR THE TWELVE MONTHS ENDED


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
(Unaudited, in thousands, except ratio amounts)
                                                         9-30-95   12-31-94  12-31-93  12-31-92  12-31-91  12-31-90
                                                         -------  ---------  --------  --------  --------  --------
Fixed Charges, as defined:
   Interest on long-term debt.......................     $13,761   $14,026   $14,553   $12,965   $11,111   $ 9,009
   Amortization of debt discount....................         222       227       220       181       233       231
                                                         -------   -------   -------   -------   -------   -------
      Total.........................................     $13,983   $14,253   $14,773   $13,146   $11,344   $ 9,240
                                                         =======   =======   =======   =======   =======   =======
Earnings, as defined:
   Net income.......................................     $ 8,836   $12,093   $12,150   $10,218   $ 7,875   $ 3,373
   Taxes on income..................................       5,218     6,503     5,681     5,171     2,564       532
   Fixed charges, as above..........................      13,983    14,253    14,773    13,146    11,344     9,240
                                                         -------   -------   -------   -------   -------   -------
      Total.........................................     $28,037   $32,849   $32,604   $28,535   $21,783   $13,145
                                                         =======   =======   =======   =======   =======   =======

Ratio of Consolidated Earnings to Fixed Charges.....        2.01      2.30      2.21      2.17      1.92      1.42
                                                         =======   =======   =======   =======   =======   =======
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